Exhibit 10.2
LIEN RELEASE AGREEMENT
     THIS LIEN RELEASE AGREEMENT (this “Agreement”) is made and entered into this 18th day of March, 2009 by and among Irvine Sensors Corporation, a Delaware corporation (the “Company”), and Longview Fund, L.P. and Alpha Capital Anstalt (collectively, the “Lenders”). Each of the Company and the Lenders are sometimes referred to herein as a “Party,” and collectively as the “Parties.”
RECITALS
          A. WHEREAS, the Company owes the Lenders principal, interest and related amounts totaling approximately $3.9 million as of January 31, 2009 (the “Outstanding Obligations”), as set forth in more detail on Schedule A attached hereto, pursuant to (i) Series 1 Senior Subordinated Secured Convertible Notes dated as of December 30, 2005 in favor of the Lenders (the “Series 1 Notes”); and (ii) a Secured Promissory Note dated July 19, 2007 (the “2007 Promissory Note”) (collectively, the “Debt Instruments”);
          B. WHEREAS, additional principal and interest obligations of the Company to the Lenders aggregating $15.0 million were extinguished pursuant to a public UCC sale of the assets of the Company’s wholly owned subsidiary, Optex Systems, Inc., on October 14, 2008, thereby retiring all of the obligations of the Company to the Lenders pursuant to, and resulting in the cancellation of, (i) the Term Notes dated December 29, 2006 payable to the Lenders (the “Term Notes”) that were issued pursuant to the Term Loan and Security Agreement dated as of December 29, 2006 among the Company and the Lenders, as amended or modified from time to time (the “Term Loan Agreement”); (ii) Series 2 Senior Subordinated Secured Convertible Notes dated as of December 30, 2005 in favor of the Lenders (the “Series 2 Notes”); and (iii) Secured Promissory Notes (Restructuring) dated November 28, 2007 payable to the Lenders (the “Restructuring Notes”) (collectively, the “Retired Debt Instruments”), and partially retiring the obligations of the Company pursuant to the Series 1 Notes and the 2007 Promissory Note;
          C. WHEREAS, as of January 31, 2009, prior to giving effect to this Agreement, approximately $63,374 remains outstanding under those certain Contingent Secured Promissory Notes (Buyout) dated as of November 28, 2007 in favor of the Lenders (the “Contingent Notes”);
          D. WHEREAS, the Lenders are parties to, and the Company’s assets are secured by liens (the “Liens”) pursuant to, as applicable, the (i) Term Loan Agreement; (ii) Optex Third Party Security Agreement dated December 29, 2006; (iii) Irvine Sensors Intellectual Property Security Agreement dated December 29, 2006; (iv) Optex Intellectual Property Security Agreement dated December 29, 2006; (v) Security Agreement dated December 30, 2005 as assigned to the Lenders; (vi) Subsidiary Security Agreements all dated December 30, 2005 as assigned to Lenders; (vii) Omnibus Security Interest Acknowledgement dated July 19, 2007; (viii) Subsidiary Guaranty agreements all dated December 30, 2005 as assigned to Lenders; (ix) Unconditional Guaranty dated December 29, 2006; (x) Third Party Security Agreement dated December 29, 2006; (xi) Unconditional Guaranty dated July 19, 2007; (xii) Collateral Agent Agreement dated July 19, 2007; (xiii) Collateral Agent Agreement dated as of November 5, 2008; and (xiv) Intercreditor Agreement dated as of November 5, 2008 (collectively, the “Security Agreements”);

          E. WHEREAS, the Company has entered into an agreement to sell most of its patent portfolio and related assets (“Patent Assets”) to a patent acquisition company (the “Patent Buyer”) for up to a $9.5 million cash payment and it is anticipated that the Company will be granted a perpetual, worldwide, royalty-free, non-exclusive license to use the sold patents in its business (the “Patent Sale and License”), a condition to which is a requirement that the Lenders release their Liens relating to the Patent Assets; and
          F. WHEREAS, the parties desire to effect a release of the Lenders’ Liens relating to the Patent Assets and extinguishment of a portion of the Outstanding Obligations under the Debt Instruments.
AGREEMENT
          NOW THEREFORE, in consideration of the foregoing and the agreements and covenants contained herein, the Parties agree as follows:
          1. Waiver of Default. The Lenders hereby agree to waive ab initio any Defaults or Events of Default (as defined in the Debt Instruments, Contingent Notes, Security Agreements and that certain Certificate of Designations of Rights, Preferences, Privileges and Limitations of Series A-1 10% Cumulative Convertible Preferred Stock of the Company) relating to the potential delisting from the Nasdaq Capital Market described in the letter from the Nasdaq Staff dated January 14, 2009, and any other delisting from the Nasdaq Stock Market.
          2. Repayment and Satisfaction of Outstanding Obligations; Application of Payments; Treatment of Surviving Obligations. The Parties agree that $2.8 million of the balance of the Outstanding Obligations (the “Settlement Payment”) shall be repaid out of the proceeds from the Patent Sale and License, and the unpaid balance of the Outstanding Obligations shall become “Surviving Obligations”; provided that the Patent Buyer shall pay such amount directly to the Lenders at the closing of the Patent Sale and License. The Settlement Payment shall be applied as set forth on Schedule B attached hereto. Upon the closing of the Patent Sale and License and the payment of the Settlement Payment, approximately $63,374 of the principal and no interest on the Contingent Notes will be outstanding. The Lenders agree that the maturity date and/or term of the Surviving Obligations and Contingent Notes shall be extended from December 31, 2009 to September 30, 2010. The Lenders’ Indemnification rights and rights of enforcement and the right to receive indemnification related payments will continue to be due and exercisable pursuant to the terms of the documents giving rise to such rights.
          3. Release of Liens. The Lenders agree to execute and deliver, concurrent with the execution and delivery of this Agreement, the release of Liens relating to the Patent Assets attached hereto as Exhibit A which will be released only upon actual receipt by Lenders of the Settlement Payment. If the Lenders foreclose on all or substantially all of the operating assets of the Company, the Company agrees that it will use reasonable best efforts to transfer the Company’s perpetual, worldwide, royalty-free, non-exclusive license described in Recital E to the purchaser of all or substantially all of such operating assets in such foreclosure in accordance with the terms set forth in such license under the section titled “Limitation on Transferability of Seller License.”

          4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws that would result in the application of the substantive laws of another jurisdiction.
          5. Attorneys’ Fees. If any action or proceeding in contract or tort arising out of or relating to this Agreement is commenced by any party to this Agreement, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorneys’ fees, costs and expenses incurred in the action or proceeding by the prevailing party, along with any reasonable attorneys’ fees, costs and expenses incurred to collect any amount awarded in connection with any such action or proceeding.
          6. Waiver of Jury Trial and Setoff; Consent to Jurisdiction; Etc. In any litigation in any court with respect to, in connection with, or arising out of this Agreement or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement hereof or thereof, or any other claim or dispute howsoever arising, between the parties hereto WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION AND ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LENDER AGREES THAT THIS SECTION 6 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE OTHER PARTY WOULD NOT ENTER THIS AGREEMENT IF THIS SECTION 6 WERE NOT PART OF THIS AGREEMENT. Each party irrevocably consents to the exclusive jurisdiction of any State or Federal Court located within the County of New York, State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. In any such litigation, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agree that the service thereof may be made by certified or registered mail directed to such party at its address for notice determined in accordance with this Section 6. Each party hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.
          7. Representation by Counsel. The Parties acknowledge and agree that they have been represented by counsel of their own choice in the negotiations leading to their execution of this Agreement, that they have read this Agreement, and have had it fully explained to them by their counsel. The Parties further acknowledge that the waivers they made herein are knowing, conscious and with full appreciation that they are forever foreclosed from pursuing any of the rights so waived and that they understand this Agreement and are signing it voluntarily and without coercion.
          8. Admissibility of this Agreement. Each of the parties agrees that any copy of this Agreement signed by it and transmitted by facsimile for delivery to the other party shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.
          9. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service with charges prepaid, or (iv) transmitted by hand delivery, electronic mail, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by electronic mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Irvine Sensors Corporation, 3001 Red Hill Avenue, Costa Mesa, CA 92650, Attn: Chief Financial Officer, facsimile: (714) 444-8773, with a copy by facsimile only to: Dorsey & Whitney LLP, 38 Technology Drive, Irvine, CA 92618, Attn: Ellen S. Bancroft, Esq., facsimile: (949) 271-5318, and (ii) if to the Lenders, LONGVIEW FUND, LP, 600 Montgomery Street, 44th Floor, San Francisco, CA 94111, Fax: (415) 981-5301, ALPHA CAPITAL ANSTALT, Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein, Fax: 011-42-32323196, with an additional copy by facsimile only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, facsimile: (212) 697-3575.
          10. Amendments and Modification. No provision hereof shall be modified, altered, waived or limited except by written instrument expressly referring to this Agreement and to such provision, and executed by the parties hereto.
          11. Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered electronically.
          12. Successors and Assigns. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party. No party hereto may transfer any rights under this Agreement, unless the transferee agrees to be bound by, and comply with all of the terms and provisions of this Agreement, as if an original signatory hereto on the date hereof.
          13. Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement provided each party is able to receive the substantial benefit of this Agreement.
          14. Memorandum of Understanding. Anything to the contrary notwithstanding, that certain Memorandum of Understanding for Settlement and Debt

Conversion dated as of September 19, 2008 among the Parties (the “MOU”) shall remain in full force and effect, except that the first two sentences of Section 5.4 of the MOU are deleted.

          IN WITNESS WHEREOF, this Agreement has been executed to be effective as of the date and year first above written. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature, which signature shall be deemed of the same legal effect as an original hard copy signature.

IRVINE SENSORS CORPORATION a Delaware corporation
By:	/s/ JOHN CARSON
John Carson,
President and Chief Executive Officer

LONGVIEW FUND, L.P.
By:	/s/ S. MICHAEL RUDOLPH
	Name:	S. Michael Rudolph
	Title:	CFO — Investment Advisor

ALPHA CAPITAL ANSTALT
By:	/s/ KONRAD ACKERMAN
	Name:	Konrad Ackerman
	Title:	President

SCHEDULE A
As of January 31, 2009

	Longview	Alpha	Total

Reimbursement of Indemnified Expenses	$302,000		$302,000

Interest (Series 1 Notes and 2007 Promissory Note)	$162,397	$28,892	$191,289

Principal (Series 1 Notes and 2007 Promissory Note)	$3,126,209	$321,166	$3,447,375

	$3,590,606	$350,058	$3,940,664

SCHEDULE B

	Longview	Alpha	Total

Settlement Payment from Escrow Proceeds			$(2,800,000)

Reimbursement of Indemnified Expenses	$302,000		$302,000

Interest and Principal under Series 1 Notes	$1,921,514	$251,686	$2,173,200

Interest and Principal under 2007 Promissory Note	$324,800		$324,800

	$2,548,314	$251,686	$0

Amount remaining on Series 1 Notes	$901,627	$98,373	$1,000,000

Amount remaining on July 2007 Secured Promissory Note	$140,664		$140,664

EXHIBIT A

RELEASE OF SECURITY INTEREST
     This release of security interest is made and executed by Longview Fund, L.P., a Delaware corporation, and Alpha Capital Anstalt, a Liechtenstein company, (together, the “Secured Parties”), in favor of Irvine Sensors Corporation, a Delaware corporation (“Debtor”).
A. The Secured Parties loaned money to Debtor, and Debtor granted the Secured Parties a security interest in all of Debtor’s intellectual property assets to secure indebtedness and obligations of Debtor to the Secured Parties.
B. The Secured Parties recorded their security interest as follows:

Debtor	Secured Party	Execution Date	Reel/Frame	Recordation Date

Irvine Sensors Corp.	Longview Fund, L.P. Alpha Capital Anstalt	12/29/2006	018746/0842	1/05/2007
     NOW, THEREFORE, for valuable consideration received, by its execution of this Release of Security Interest, the Secured Parties hereby irrevocably and unconditionally release all right, title and interest in all of the following:
     (a) the patents and patent applications listed in Exhibit A (the “Patents”);
     (b) all patents and patent applications (i) to which any of the Patents directly or indirectly claims priority, (ii) for which any of the Patents directly or indirectly forms a basis for priority, and/or (iii) that directly or indirectly incorporate by reference, or are directly or indirectly incorporated by reference into, the Patents;
     (c) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, registrations of any item in any of the foregoing categories (a) and (b);
     (d) all non-United States patents, patent applications, and counterparts relating to the Patents or any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, other governmental grants or issuances, and any rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries therein;
     (e) inventions, invention disclosures, and discoveries described in any of the Patents of any item in the foregoing categories (a) though (d);
     (f) all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any item in any of the foregoing categories (a) through (e), including, without limitation, under the Paris Convention for the Protection of Industrial Property, the International Patent Cooperation Treaty, or any other convention, treaty, agreement, or understanding;
     (g) causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in the above subparagraphs (a) through (f), including, without limitation, all causes of action and other enforcement rights for
(i) damages,
(ii) injunctive relief, and
(iii) any other remedies of any kind
for past, current and future infringement; and
     (h) all rights to collect royalties and other payments under or on account of any of the Patents and/or any item in any of the foregoing categories (a) through (g).
     If necessary or desired, the Secured Parties hereby authorize Debtor’s authorized representative to file UCC Financing Statement Amendment(s) with the applicable filing office(s) in order to memorialize the release of any security interest by the Secured Parties.
     This Release is governed by the law of the State of Delaware, excluding its choice of law principles to the contrary. This Release shall be binding upon the Secured Parties and their successors and assigns and inures, to the benefit of, with respect to the Patents (including any purchaser). The Secured Parties acknowledge that they are aware that they may hereafter discover facts different from or in addition to what they now know, believe or suspect to be true with respect to the matters herein released, that such facts may give rise to claims, causes of action, damages, consequences or results that are unforeseen or unsuspected, and that the Secured Parties are nonetheless giving up their rights, and the releases in this Release Agreement will be and remain in effect in all respects as complete, general releases, notwithstanding any such different or additional facts.
     IN WITNESS WHEREOF, the undersigned has executed this Release of Security Interest on this ___ day of                      2009.

Longview Fund, L.P.			Alpha Capital Anstalt

By:	/s/ S. MICHAEL RUDOLPH		By:	/s/ KONRAD ACKERMAN

	Name:	S. Michael Rudolph		Name:	Konrad Ackerman
	Its:	CFO — Investment Advisor		Its: